EXHIBIT 23.1
                             CONSENT OF INDEPENDENT
                          CERTIFIED PUBLIC ACCOUNTANTS

Hartcourt Companies, Inc.
Los Angeles, California


     We hereby consent to the use in the Prospectus constituting a part of this Registration Statement of our report dated March 30, 2000, relating to the consolidated financial statements Hartcourt Companies, Inc., which is contained in that Prospectus, and to the incorporation in the Prospectus by reference of our report dated March 30, 2000, relating to the consolidated financial statements and schedules of Hartcourt Companies, Inc. appearing in the Company's Annual Report on Form 10-KSB for the year ended December 31, 1999. Our report contains an explanatory paragraph regarding the Company's ability to continue as a going concern.

     We also consent to the reference to us under the caption "Experts" in the Prospectus.



/s/ BDO International
BDO International
Hong Kong
August 9, 2000